Exhibit 99.1

CONTACTS:

Teri Klein

Vice President, Investor Relations

408.617.8825

teri.klein@palm.com

Lynn Fox

Vice President, Corporate Communications

408.617.7451

lynn.fox@palm.com

Palm Announces Pricing and Increased Size of Public Offering

SUNNYVALE, Calif., Mar 9th, 2009 — Palm, Inc. (NASDAQ:PALM) today announced that it increased the size of its previously announced public offering of common stock to approximately 23.125 million shares, including approximately 18.5 million common shares underlying 49% of the units of Series C preferred stock and warrants acquired by Elevation Partners in January 2009. The public offering price per share will be $6.00. Upon the closing of the offering, Palm will receive net proceeds of approximately $83.9 million. Palm expects to use the proceeds to strengthen its working capital position and to further bolster the resources it is devoting to the launch of the Palm(R) Pre™ and future product-development efforts.

The underwriters will also have a 30-day option to purchase approximately 3.5 million additional shares of common stock from Palm to cover over-allotments, if any.

Elevation Partners, which will recoup the $49 million it originally paid for the units, will use those funds to purchase approximately 8.2 million shares of Palm’s common stock in the offering at the public offering price.

A copy of the prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com or J.P. Morgan’s prospectus library at National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.